Exhibit 99.1

The Latin American Discovery Fund, Inc.

(For Immediate Release)

New York, New York, May 11, 2005 – The Latin American Discovery Fund, Inc. (NYSE: LDF) (the “Fund”) announced today that it will no longer concentrate its investments in the telecommunications industry of Latin American countries.

The Fund has a fundamental policy not to invest more than 25% of its investments in any one industry, except to the extent, and only for such period of time, as the Fund’s Board of Directors (the “Board”) determines that it would be in the best interests of the Fund and its stockholders to invest more than 25% of the Fund’s assets in the telecommunications industry. The Board had previously determined that the Latin American markets were dominated by the securities of issuers in the telecommunications industry and that in light of the anticipated return, investment quality, availability and liquidity of issuers in that industry, the Fund’s ability to achieve its investment objective would, in light of its investment policies and limitations, be materially adversely affected if the Fund was not able to invest more than 25% of its assets in the telecommunications industry. Accordingly, the Fund has previously invested more than 25% of its assets in the telecommunications industry.

Morgan Stanley Investment Management Inc., the Fund’s investment manager, recently advised the Board that due to recent changes in market conditions, the Latin American markets are no longer dominated by the securities of issuers in the telecommunications industry. As a result, the Board has determined that it is no longer appropriate and in the best interests of the Fund and its stockholders to invest more than 25% of the Fund’s assets in the telecommunications industry. Accordingly, the Fund may no longer invest more than 25% of its assets in the telecommunications industry.

The Fund is a non-diversified, closed-end management investment company, the shares of which are listed on the NYSE (LDF). The Fund’s investment objective is long-term capital appreciation through investment primarily in equity securities of Latin American issuers and by investing, from time to time, in debt securities issued or guaranteed by Latin American governments or governmental entities.

For further information, please call (888) 378-1568.